                                   FORM 8-A/A


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) or (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                              BELL INDUSTRIES, INC.
               (Exact name of registrant as specified in charter)


       CALIFORNIA                                         95-2039211
(State of incorporation or organization)              (I.R.S. Employer
                                                     Identification No.)


1960 E. Grand Avenue, Suite 560, El Segundo, CA                      90245
(Address of principal executive offices)                           (Zip Code)


        If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

        If this form relates to the registration of a class of securities pursuant to Section 12 (g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

        Securities Act registration statement file number to which this form relates:


Securities to be registered pursuant to Section 12(b) of the Act:


      Title of each class                             Name of each exchange
      to be so registered                            on which each class is
                                                        to be registered
      COMMON STOCK                                 AMERICAN STOCK EXCHANGE
      PREFERRED SHARE PURCHASE RIGHTS              AMERICAN STOCK EXCHANGE



NONE
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Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE
                         -------------------------------
                                (Title of class)

                         -------------------------------
                                (Title of class)

Item 1. Description of Securities To Be Registered

    DESCRIPTION OF CAPITAL STOCK

        The authorized capital stock of Bell Industries, Inc., a California corporation ("Bell")consists of 35,000,000 shares of common stock, and 1,000,000 shares of preferred stock. The following summary of Bell's common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, Bell's Restated Articles of Incorporation and bylaws and by the provisions of applicable law.

        The holders of Bell's common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that maybe applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of Bell, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. Bell's bylaws provide that at any election of directors, every shareholder is entitled to cumulate his or her votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's share are entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit. All outstanding shares of common stock are fully paid and nonassessable.

        Bell's Restated Articles of Incorporation contain provisions requiring super-majority votes to approve change of control transactions, as well as provisions limiting the ability of Bell to purchase shares of Bell's stock from certain significant shareholders at prices above the market prices. These provisions are described further in Bell's proxy statement filed March 21, 1995 and are set forth in Articles 7 and 8 of Bell's Restated Articles of Incorporation.

        The board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. No preferred stock is outstanding.

        As of March 10, 2000, there are warrants outstanding to purchase 526,556 shares of common stock, which will expire on February 1, 2001.

        The description of Bell's preferred share purchase rights is incorporated by reference to Bell's Form 8-A, dated February 25, 1999.

Item 2. Exhibits.

        The following exhibits are filed as part of this Registration Statement on Form 8-A/A:


Exhibit No.       Description
           1.    The Restated Articles of Incorporation and Restated By-laws of
                 Bell are incorporated by reference to Exhibits 3.1 and 3.2, respectively, of Bell's Form 8-B, dated March 22, 1995, as amended


           2. Rights Agreements, dated as of February 1, 1999, by and between Bell Industries, Inc. and Harris Trust Company of California, as Rights Agent. (Incorporated by reference to Exhibit 1 of Bell's Form 8-A, filed February 25, 1999).


                                   SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereto duly authorized.



                                    BELL INDUSTRIES, INC.





Dated: March 10, 2000               By:  /s/ RUSSELL A. DOLL
       ---------------                   ------------------------------------
                                         Russell A. Doll
                                         Senior Vice President -
                                         Chief Financial Officer